Exhibit 10.3

ADMINISTRATIVE SETTLEMENT AGREEMENT

BETWEEN THE TITAN CORPORATION

AND

THE DEPARTMENT OF THE NAVY

This Administrative Settlement Agreement (“Agreement”) is entered into this 2nd day of March, 2005, between the Department of the Navy (“Navy”), on behalf of the Department of Defense, and The Titan Corporation (hereinafter “Titan”).

1.                                       Purpose.  The purpose of this Agreement is to evince that Titan is presently responsible to contract with the Federal Government by insuring that Titan has and will continue a program of acceptable contracting practices and procedures, and by establishing and implementing a program of compliance reviews, audits, and reports.

2.                                       Definitions.

A.                                   “Titan” shall mean The Titan Corporation as a body corporate, its predecessors, successors, affiliates, subsidiaries, and/or divisions and all directors, officers, employees and/or consultants of any of the aforesaid entities.

B.                                     “Consultant” means a natural person, other than an employee, who is (or will be) providing personal services to Titan with respect to any contract or prospective contract between Titan and the United States Government.  A foreign national Consultant who provides personal services to Titan overseas in connection with a contract between Titan and the United States Government performed overseas shall only receive ethics training tailored to his or her job responsibilities for Titan and may be exempted from annual certification requirements.

3.                                       Scope of Agreement.  This Agreement relates to:  (i) a criminal plea agreement (the “Plea Agreement”) entered by Titan on or about March 1, 2005, pursuant to which Titan has entered a plea to violations of the Foreign Corrupt Practices Act and certain securities and tax laws (Annex 1); and (ii) a civil complaint in which the Securities and Exchange Commission alleges that Titan violated the Foreign Corrupt Practices Act and certain securities laws (“SEC Complaint”) (Annex 2).  Except as provided herein, or as otherwise authorized in writing by the Debarring Official, or an appointee thereof (hereinafter collectively “the Navy Debarring Authority”), this Agreement shall not be used for any purpose not set forth herein with regard to any other criminal, civil, or administrative charge, claim, or action by or against Titan; provided, however, that Titan may disclose this Agreement to other federal and state agencies, to any regulatory authority having cognizance over Titan, and to Titan’s auditors, banks, and insurers to evidence that Titan has concluded a debarment settlement with the Department of Defense and to demonstrate the terms of that Agreement.

4.                                       Compliance with the Foreign Corrupt Practices Act and Procurement Laws.  By this Agreement, Titan recognizes its corporate responsibility to ensure that Titan fully complies with the Foreign Corrupt Practices Act and all federal procurement laws and regulations when contracting, directly or indirectly, with the United States Government. In this regard, all aspects of Titan’s corporate and business operations shall be conducted according to the highest code of corporate ethics, generally prevailing lawful and honest behavior, and the guidelines set by the letter and the spirit of this Agreement.

5.                                       Compliance Program.  To fulfill its corporate responsibilities, Titan has implemented a Compliance Program by which Titan can and will adhere to the laws of the United States and to lawful and ethical procedures and practices in all areas of and relating to its provision of goods and services as a Government contractor and/or subcontractor.  This Compliance Program has or shall have the following components (in the latter event, by the dates set out in the Annex 3, the Schedule):

A.                                   Participation by the Board of Directors.  The Compliance Program shall be administered by the Titan Board of Directors, which will take direct responsibility to ensure that the Program remains current and is properly implemented throughout Titan.  In that regard, the Board of Directors has adopted the resolution attached hereto as Annex 4, which has revised the charters of the Titan Audit Committee and Titan Governance Committee (also at Annex 4) to enable these Committees to manage the Titan Code of Ethics and Standards of Conduct program.

B.                                     Creation of a Corporate Compliance & Ethics Council.  The Titan Board has established a Council of Titan’s senior management to oversee the day-to-day operation of the Compliance Program.  The Council’s charter is attached as Annex 5.

C.                                     A Written Code of Ethics.  Titan has established a written Code of Ethics which provides notice to all employees that the highest standard of business ethics is mandated.  A copy of the Code of Ethics is attached as Annex 6.

(1)                                  The Code of Ethics shall be maintained, reviewed on an annual basis by the Corporate Governance Committee of Titan’s Board of Directors, and updated as required for compliance with statutory and/or regulatory changes.

(2)                                  On an annual basis, all Titan directors, officers, employees, and consultants shall be required to sign a certificate stating that they have read the Code of Ethics and agree to abide by its provisions.

D.                                    A Compliance Officer.  Titan has established and shall, for at least the duration of this Agreement, maintain a position designated as the Vice President of Compliance & Ethics (“Compliance Officer”).  The position description for the Compliance Officer is set out at Annex 7.

(1)                                  The Compliance Officer reports directly to the Chairman and Chief Executive Officer of Titan, and indirectly to the Titan Board of Directors through the Board’s Governance Committee.

(2)                                  The identity and qualifications of the current Compliance Officer are set forth in Annex 8.  The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of the current Compliance Officer.  The Compliance Officer shall participate on behalf of Titan in the Defense Industry Initiative and/or the Ethics Officers Association.

(3)                                  Should the current or any subsequently appointed Compliance Officer leave the position, that fact shall be reported to the Navy Debarring Authority, in writing, within ten (10) days of said leaving.  A replacement shall be selected by Titan and reported to the Navy Debarring Authority within forty-five (45) calendar days of said leaving.  Appointment of a replacement Compliance Officer shall be subject to approval by the Navy Debarring Authority, which approval shall be solely within the discretion of the Navy Debarring Authority.  Denial by the Debarring Authority of approval of any replacement Compliance Officer shall be a “Failure by Titan” as the phrase is used in paragraph 12 of this Agreement.

(4)                                  The Compliance Officer shall assist Titan in identifying and reporting violations of its Code of Ethics.

(5)                                  The Compliance Officer shall manage the investigation of all instances of suspected misconduct, coordinating such investigations (as required) with Titan’s senior management, the General Counsel, the Chief Financial Officer, the Vice President of Internal Audit, and external auditors or legal counsel.  The Compliance Officer shall report in writing the findings of each investigation to Corporate Compliance & Ethics Council and the Governance Committee of its Board on at least a quarterly basis.  A copy of the report to the Corporate Compliance & Ethics Council, reciting the issue, its resolution and Titan’s response, if any, shall be provided to the Navy Debarring Authority within 10 days of its submission to the Council or to the Governance Committee, whichever occurs last.

(6)                                  The Compliance Officer shall, within ten (10) working days after the end of each fiscal quarter, prepare and deliver to the Navy Debarring Authority a synopsis of each instance of suspected and/or confirmed misconduct which became known to the Compliance Officer during the fiscal quarter.  This synopsis shall be made without regard to the degree to which the Compliance Officer has been able, as of the due date of the report, to investigate the misconduct. This synopsis shall include disclosure of any remedial action taken to date.

E.                                      A Hot Line.  Titan has established and shall, for at least the duration of this Agreement, maintain a “hot line” to facilitate the anonymous or confidential reporting of misconduct by or within Titan. The policies and procedures governing the Titan hot line are set out in Annex 9.  The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of the Titan hotline policies and procedures.

F.                                      A Written Contracting Procedures Manual.  Titan has adopted a manual containing the procedures and regulatory standards and acceptable practices for doing business with the Government and/or Government prime contractors.  The proposed Contracting Procedures Manual is attached as Annex 10.

(a)                                  These practices and procedures shall be applied to all of Titan’s business dealings involving Government contracts or subcontracts.

(b)                                 The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of the Titan’s Contracting Procedures Manual.

G.                                     A Written Audit and Compliance Review Procedure.  Titan has established and, for at least the duration of this Agreement, will maintain an Audit and Compliance Review Procedure (hereinafter “A&C Procedure”).  Titan’s A&C Procedure is set forth in Annex 11.

(1)                                  The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of the Titan A&C Procedure.

(2)                                  Titan agrees that a report, which describes and discusses the findings made during the audits specified in the A&C Procedure, shall be part of the Compliance Officer’s quarterly report for the quarter during which the audits are conducted.

(3)                                  These practices and procedures shall be applied to all of Titan’s business dealings involving Government contracts or subcontracts.

H.                                    Training.  Titan shall create and implement a curriculum of annual classroom and computer-based training designed to familiarize each of its directors, officers, employees, and consultants with the concepts and precepts of each component of this Compliance Program.

(1)                                  The curriculum to be used for training with regard to each of the components of the Compliance Program is set out as Annex 12.

(2)                                  The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of Titan’s training curriculum.

I.                                         Foreign Corrupt Practices Act Policy.  Titan has established a policy on compliance with the Foreign Corrupt Practices Act (“FCPA Policy”) (Annex 13 hereto), which provides detailed instructions to all employees and consultants concerning the practices and procedures that Titan has implemented to insure compliance with that Act.  Titan has also established a cash management policy (Annex 14 hereto) which centralizes the payment function for international payments at the Titan corporate level, providing an additional layer of internal controls on foreign payments.

(1)                                  As set forth more fully in Annex 1 and Annex 2 hereto, Titan has agreed to undertake certain independent reviews of its Foreign Corrupt Practices Act compliance policies and procedures.  Titan will provide a report to the Navy Debarring Authority regarding the results of such reviews and Titan’s response thereto as part of the quarterly report next occurring after any such a review shall have been reported to Titan.

(2)                                  Titan provided one-time training on this policy beginning in the first half of 2004 to its employees and consultants who were then involved in international business.  Over 350 employees or consultants have received this training and the remaining small number of affected persons will receive this training by web-cast by the end of 2004.

(3)                                  Titan shall hereafter provide initial training on its FCPA Policy to all employees and to those consultants (as defined in the FCPA Policy) for whom such training is relevant at the time they become involved in international business on behalf of Titan, and shall establish a plan for recurring training on at least an annual basis.

(4)                                  The curriculum for this training is set out in Annex 12.

(5)                                  The signature of the Navy’s Debarring Official on this Agreement shall signify acceptance of Titan’s policy on compliance with the Foreign Corrupt Practices Act (Annex 13) and of the training curriculum (Annex 12) to be used in connection with that policy.

6.                                       Further Agreements.  Titan further agrees to:

A.                                   Complete all compliance actions identified by this Agreement on or before the date stated in the Schedule or within the time expressly stated in another part of this Agreement.

B.                                     On each January 15th and June 15th during the term of this Agreement, the Compliance Officer shall provide a report to the Navy Debarring Authority describing Titan’s implementation of this Agreement.

C.                                     Titan’s Compliance Officer shall, within ten (10) working days after the end of each fiscal quarter, report regarding: (1) all instances of disciplinary action for violations of the Code of Ethics and Standards of Conduct (not including any disciplinary actions taken in the normal course which are not required to be reported to senior corporate management); (2) all known, ongoing criminal investigations; (3) all known qui tam suits; (4) all known or suspected defective pricing cases; (5) all hotline calls received by the Compliance Officer including a description of the complaint and any remedial action taken or planned; and (6) any other matter which might affect Titan’s present responsibility status, including but not limited to actual or potential suspension and/or debarment actions by other Government and quasi-governmental agencies.

D.                                    Allow designated representatives of the Navy Debarring Authority to interview Titan personnel and to examine Titan’s financial books, records, and other company documents for the purpose of evaluating Titan’s compliance with the terms of this Agreement.  Such materials described above shall be made available by Titan after reasonable notice for inspection, audit and/or reproduction, provided, however, the Navy Debarring Authority shall not be entitled to examine documents properly subject to the attorney-client or attorney work product privileges, nor to copy: (1) documents containing technical data or computer software, except in accordance with government contract data rights provisions, or (2) documents containing trade secrets, or (3) financial records.

E.                                      In addition to the reports made pursuant to paragraphs 5 D and 6 B and C, disclose, within 30 calendars days of its alleged occurrence, to the Navy Debarring Authority and to any affected Government customer each instances in which there are reasonable grounds to suspect that Titan, its directors, officers, employees, consultants, suppliers and/or Government personnel have violated Federal laws or regulations relating to government procurements (but excluding errors in financial accounting that are typically adjusted in the normal course of contract administration and audit).  Further, Titan shall take immediate corrective measures to remedy the matter disclosed, and to notify the Navy Debarring Officer and the relevant Government customer of the corrective action taken and of Titan’s opinion regarding any financial impact the matter may have on the Government.

F.                                      Cooperate fully with any investigation by the Department of Justice or the Department of Defense of which Titan knows or learns in the future.

G.                                     Upon a conviction of Titan or a Titan director, officer, or employee, for violation of any Federal criminal statute, take appropriate disciplinary action against all responsible individuals.  If such conviction occurred in connection with the individual’s performance of duties for or on behalf of Titan, immediately remove the director, officer, employee or consultant from active status with the Company relating to any dealings with the U.S. Government.

H.                                    Upon an unappealed conviction of, or after an unsuccessful appeal by any director, officer, employee or consultant of Titan for violation of any criminal statute, which violation occurred in connection with the individual’s performance of duties for or on behalf of Titan, take prompt action to terminate the employment of such officer, employee or consultant, or as appropriate to remove such director from the Titan Board of Directors in recognition of Title 10, U.S.C. § 2408.

I.                                         Treat all costs associated with the termination, severance and/or removal of any director, officer, employee or consultant of Titan under paragraphs G and H, above, as unallowable for Federal Government Contract purposes.

7.                                       During the term of this Agreement, Titan shall not knowingly employ, engage or accept the services of an individual who is listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal contracting. Reasonable inquiry shall be made into the suspension/debarment status of any potential employee or consultant prior to the offer of employment or engagement of services.  Further, Titan shall promptly terminate the employment of or contract for services with any individual who was suspended or debarred as of the effective date of their association with Titan.  Moreover, Titan shall immediately remove such individual from responsibility for or involvement with Government contract matters until the resolution of any question there might be regarding their suspension or debarment status as of the time of their association with Titan.

8.                                       During the term of this Agreement, Titan shall not knowingly enter into any subcontract or other business relationship relating to Federal Government contracts with any individual or business entity listed as debarred, suspended, or otherwise ineligible for contracting by a Federal Agency (hereinafter “listed contractor”) without prior approval by the Navy Debarring Authority.

A.                                   Titan shall make reasonable inquiry into the listed contractor status of each prospective business associate.

B.                                     Whenever the inquiry required by the preceding paragraph (A) reveals that the prospective business associate is a listed contractor, Titan shall submit a notice to the Navy Debarring Authority in form and content as specified in FAR 9.405-2(b).

C.                                     Titan shall also give written notice of the prohibition effected by paragraph 7 to each prospective business associate.

9.                                       In addition to those costs stated in paragraphs 6.I and 10, Titan agrees that the costs described below shall be unallowable for United States Government contract purposes and shall not be charged directly or indirectly to any such contract or subcontract:

A.                                   All costs of performing the actions set forth in this Agreement accomplished by Titan subsequent to its learning of the investigation that resulted in the administrative actions arising out of the facts and causes set forth in Annex 1 or Annex 2.

B.                                     All costs of legal services whether performed by in-house or private counsel, administrative and clerical services, services of accountants and consultants, salaries and wages of employees, officers, and directors, travel, and any costs directly related to the aforesaid, incurred in the implementation of and/or continued compliance with the terms of this agreement.

C.                                     The Navy agrees that if its policy with respect to cost allowability is changed in the future, the Navy Debarring Authority will consider amending this Agreement to incorporate the revised policy.

10.                                 Within thirty days of the effective date of this Agreement, Titan will remit the sum of $5000.00, made payable to the Treasury of the United States, as and for final payment of those investigative and administrative costs incurred, or to be incurred, by the Government because of the matters which gave rise to the causes for debarment as stated herein, which include but are not limited to the costs of monitoring, reviewing, enforcing, and administering this Agreement.

11.                                 Except as provided in paragraph 15, the execution of this Agreement by the Navy in no way waives any criminal, civil, contractual, or administrative remedy or right that the Government may have for the acts described in Annex 1 or Annex 2.

12.                                 Failure by Titan to meet any of its obligations under the terms or spirit of this Agreement, not cured to the reasonable satisfaction of the Navy Debarring Authority within twenty (20) working days, or as otherwise permitted by the Navy Debarring Authority after receipt by Titan of written notice of such failure, shall constitute a cause for debarment subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation.

13.                                 By execution of this Agreement, Titan releases the United States, its employees, agents, and instrumentalities, in both official and person capacities, of any and all liability arising out of or otherwise related to this Agreement.  Further, Titan agrees not to file any claim against the United States, its employees, agents, and instrumentalities, in both official and personal capacities, in any forum or jurisdiction, with regard to any matter arising out of or otherwise related to this Agreement.

14.                                 By execution of this Agreement, Titan avers that any adverse action taken or to be taken against any Titan director, officer, employee, consultant, or agent, with regard to any matter arising out of or related to the facts and circumstances set forth in the Notice, are the result solely of Titan’s initiatives and decisions, and are not the result of any action by or on behalf of the United States, its employees, agents or instrumentalities.

15.                                 In recognition of the actions by and covenants of Titan Corporation set forth herein, the Department of the Navy, on behalf of the Department of Defense, agrees not to undertake any administrative action to propose Titan Corporation for debarment based upon the facts and for those causes set forth in Annex 1 or Annex 2; provided, however, that the Department of the Navy reserves the right to undertake appropriate administrative action, if deemed necessary in the sole discretion of the Suspending and Debarring Official of the Department of the Navy, in the event of the Indictment or Conviction of any current, as of the date of execution of this Agreement by the Suspending and Debarring Official of the Department of the Navy, officer or director of Titan or any of its wholly-owned subsidiaries arising out of continuing investigations into the matters set forth in Annex 1 or Annex 2 by the Department of Justice or the Enforcement Division of the Securities and Exchange Commission.

16.                                 This, Agreement (but not the Annexes 4 through 14) is a public document and may be distributed by the Navy throughout the Executive Branch of the Government and to other interested parties in accordance with the requirements of the Privacy Act and the Freedom of Information Act.

17.                                 Modification to this Agreement may be made but shall have no effect until the terms of the Modification are expressly incorporated in a writing, which has been executed by both parties.  Neither party shall seek or accept the benefit of a judicial or quasi-judicial order directing the other to execute a writing, which would, if executed, modify this Agreement.

18.                                 For purposes of interpretation of this Agreement or any part hereof by any court of competent jurisdiction (or any other judicial or quasi-judicial body), this Agreement shall be deemed to have been drafted equally by all parties hereto.

19.                                 This Agreement shall become effective on the date set forth above and shall continue for three years or until all reports required to be submitted to the Navy Debarring Authority have been received by the Navy Debarring Authority, whichever occurs last.  In addition, should Titan for any reason cease to be in full compliance with the letter and spirit of this Agreement, this Agreement shall be extended for a period of three years following reestablishment of full compliance as determined by the Navy Debarment Authority.

20.                                 This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof.  This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective successors and assigns.

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FOR THE DEPARTMENT OF THE NAVY:

/s/ William R. Molzahn
William R. Molzahn
Suspending and Debarring Official
Department of the Navy

FOR THE TITAN CORPORATION:

/s/ David W. Danjczek
David W. Danjczek
VICE PRESIDENT OF COMPLIANCE & ETHICS
The Titan Corporation